United States
Securities and Exchange Commission
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 5, 2021 (December 30, 2020)
Hannon Armstrong Sustainable Infrastructure Capital, Inc.
(Name of Registrant as Specified In Its Charter)

Maryland	001-35877	46-1347456
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1906 Towne Centre Blvd, Suite 370 Annapolis,
Maryland 21401
(Address of principal executive offices)

(410) 571-9860
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	HASI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 2.01	Completion of Acquisition or Disposition of Assets.
As previously announced, on July 1, 2020, Hannon Armstrong Sustainable Infrastructure Capital, Inc. (the “Company”), through its subsidiary, entered into certain agreements relating to the acquisition, ownership and management of a preferred equity interest of approximately $540 million in a partnership with a subsidiary of ENGIE S.A. (“ENGIE”), the largest independent power producer and energy efficiency services provider in the world, that is expected to own a portfolio of wind and utility-scale solar assets, (the “Utility-Scale Portfolio”) of approximately 2.3 gigawatts (“GW”). The Company has agreed to guarantee certain of the obligations of its subsidiary in connection with these agreements.

As of December 30, 2020, the Company has made a series of capital contributions to the Utility-Scale Portfolio partnership of approximately $465 million relating to ten operating wind and utility-scale solar projects with an aggregate capacity of approximately 2.0 GW. Subject to the satisfaction of certain conditions, the Company expects to make additional capital contributions for the remaining projects in the Utility-Scale Portfolio of approximately $75 million, related to a wind and two utility-scale solar projects anticipated to be commercially operational on or prior to June 30, 2021.

In addition to the Utility-Scale Portfolio partnership with ENGIE described above, on December 1, 2020, the Company and Morgan Stanley Renewables, Inc. (“Morgan Stanley”), a subsidiary of Morgan Stanley, Inc., formed a joint venture that entered into a partnership agreement with ENGIE to jointly invest in a Distributed Generation (“DG”) portfolio of solar and solar-plus-storage assets located across the United States, (the “DG Portfolio”). The DG Portfolio is expected to be comprised of a diversified set of newly developed community solar and commercial & industrial (“C&I”) ground-mounted, carport and rooftop solar and solar-plus-storage projects (approximately 70 megawatts (“MW”) in total) located across the United States, including in Massachusetts, Illinois, Vermont, California, Texas, and Arizona. In connection with this investment, the Company has committed to make a series of capital contributions through December 31, 2021, to the partnership with Morgan Stanley that will own a preferred equity interest of approximately $172 million in the DG Portfolio. The counterparties in the DG Portfolio are high credit quality residential, C&I, and cooperative off-takers and the contracts with these counterparties consist of a weighted average contract life of approximately 24 years.

As of December 31, 2020, the Company has made a series of capital contributions to the partnership with Morgan Stanley for contribution to the DG Portfolio partnership of approximately $37 million relating to approximately 20 MW in community and roof top solar projects. Subject to the satisfaction of certain conditions, the Company expects to make additional capital contributions related to the remaining projects in the DG Portfolio, which are expected to consist of 50 MW of projects, which are anticipated to be commercially operational by December 31, 2021.

Assuming all of the projects in the Utility-Scale Portfolio and the DG Portfolio are acquired, the two portfolios will consist of 13 utility-scale renewable projects (nine onshore wind projects and four solar projects), located in key markets in the United States, including the Electric Reliability Council of Texas (“ERCOT”), Midcontinent Independent System Operator (“MISO”), PJM Interconnection (“PJM”) and the Southwest Power Pool (“SPP”), and a diversified set of community solar and C&I ground-mounted, carport and rooftop solar and solar-plus-storage projects located across the United States. The Utility-Scale Portfolio’s cash flows consist of fixed-price power purchase agreements and financial hedges that have a weighted average contract life of approximately 13 years, contracted with highly creditworthy off-takers and counterparties who enjoy a weighted average credit rating of A+, including Amazon, Allianz, Ingersoll Rand, Microsoft, T Mobile, Target, Walmart, and Xcel Energy.

The Utility-Scale Portfolio partnership and the DG Portfolio partnership with ENGIE are governed by limited liability company agreements, , that contain customary terms and conditions. Major decisions that may impact the partnerships, their subsidiaries, or their assets, require approvals from representatives of each of the members of the partnerships. Through the partnerships, the Company will be entitled to preferred distributions until certain return targets are achieved. The Company expects to use the equity method of accounting to account for its preferred equity interest in the partnerships.

Item 9.01	Financial Statements and Exhibits.
(a) Financial statements of businesses acquired.
Information required by this item will be filed as an Exhibit on Form 8-K/A within 71 days from January 6, 2021, the last day this 8-K was required to be filed.
(b) Pro forma financial information.
Information required by this item will be filed as an Exhibit on Form 8-K/A within 71 days from January 6, 2021, the last day this 8-K was required to be filed.

SIGNATURES
    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

By:	/s/ Steven L. Chuslo
Steven L. Chuslo
Executive Vice President and General Counsel
Date: January 5, 2021